Exhbiit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-184701, No. 333-173114, No. 333-163929, No. 333-19011, No. 333-71373, No. 333-42276, No. 333-45534, No. 333-73652, No. 333-89176, No. 333-141458 and No. 333-249418) and on Form S-3 (No. 333-184703, No. 333-184702, No. 333-182462, No. 333-175419, No. 333 160577, No. 333-228113, and No. 333-253145) of MicroVision, Inc. of our reports dated March 1, 2022, relating to the financial statements of MicroVision, Inc. and the effectiveness of internal control over financial reporting of MicroVision, Inc. appearing in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Moss Adams LLP

Seattle, Washington

March 1, 2022